EXHIBIT 4.8
SECOND AMENDED AND RESTATED PROMISSORY NOTE
AND SECURITY AGREEMENT

DATE: February 15, 2007

MAKER: LOW PRICE.COM, INC. (“Maker”)

PAYEE: HEXAGON FINANCIAL, LLC, an Arizona limited liability company (“Payee”)

PRINCIPAL
AMOUNT OF
NOTE: Eight Hundred Eighty-Two Thousand Eight Hundred Thirty Nine Dollars ($882,839)

RECITALS

A. Maker is currently indebted to Payee pursuant to that certain Amended and Restated Promissory Note and Security Agreement, by Maker in favor of Payee, in the original principal amount of Two Million Six Hundred Thirty-Six Thousand Four Hundred Ninety-One Dollars and Six Cents ($2,636,491.06), dated December 28, 2006 (the “First Amended and Restated Note”);

B. Maker desires to amend certain terms and conditions of the First Amended and Restated Note.

C. Payee has agreed to modify certain terms and conditions of the First Amended and Restated Note, upon the terms and conditions contained herein.

AGREEMENT

In consideration of Payee advancing the principal amount under the First Amended and Restated Note and the accommodations made by Payee to Maker with regard to the First Amended and Restated Note, Maker promises and agrees to pay, without presentment, demand, protest or notice of any kind all of which are hereby expressly waived, to Payee, or order, at Payee’s offices at 9330 S. Priest Drive, Tempe, Arizona 85284, or at such other place as the holder hereof may from time-to-time designate, the principal sum of all monies advanced by Payee to Maker under this Note together with all interest and other sums owing as agreed pursuant to this Note, to be paid as follows:

1. RESTATEMENT OF THE FIRST AMENDED AND RESTATED NOTE. This Agreement amends, restates and replaces the First Amended and Restated Note in its entirety.

2. OUTSTANDING BALANCE. The Maker and Payee each acknowledge that the outstanding balance due and payable with regard to this Second Amended and Restated Note as of the date hereof is the original principal amount of Eight Hundred Eight-Two Thousand Eight Hundred Thirty-Nine ($882,839), which reflects the negotiated reduction in payments based upon book value of Payee’s inventory as of January 28, 2007 as originally reflected in the First Amended and Restated Promissory Note. This Second Amended and Restated Promissory Note is due and payable by Maker to Payee upon the terms and conditions contained herein.

3. FIXED INTEREST. Fixed interest (“Fixed Interest”) shall accrue from the date of this Note up to, but excluding the date of repayment of this Note on the unpaid balance of this Promissory Note at a rate equal to five percent (5%) per annum (the “Fixed Rate”). The Fixed Interest provided herein shall be calculated for the actual number of days the principal is outstanding on the basis of a 360-day year and compounded daily.

4. EFFECTIVE RATE OF INTEREST. Maker agrees to an effective rate of interest that is the rate of Fixed Interest as stated above plus any additional rate of interest resulting from any other charges in the nature of interest paid or to be paid by or on behalf of Maker, or any benefit received or to be received by Payee or any holder, in connection with this Note.

5. DEFAULT INTEREST. Payments of principal and any other amounts not paid when due and which remain unpaid five (5) business days after the applicable due date shall bear default interest at a rate equal to ten percent (10%) per annum.

6. PAYMENTS. The principal balance outstanding hereunder, together with any other amounts due and owing to Payee shall be due and payable as follows::

(a) Maker shall pay to Payee the following amounts on the following dates or upon the occurrence of the following events as applicable:

(i) April 5, 2007 - $100,000;

(ii) April 10, 2007 - $100,000;

(iii) $300,000 immediately upon the closing of the line of credit with United Commercial Bank (“UCB”), however, such $300,000 payment shall be made no later than May 1, 2007, no matter what the status of the Maker’s line of credit with UCB;

(iv) June 1, 2007 - $50,000;

(v) July 31, 2007 - $50,000;

(vi) August 31, 2007 - $50,000;

(vii) September 30, 2007 - $50,000;

(viii) October 31, 2007 - $50,000;

(ix) November 30, 2007 - $50,000;

(x) December 31, 2007 - $50,000; and

(xi) January 31, 2008 - $50,000.

(b) The payment schedule detailed above represents payment of the outstanding principal balance as of the date of this Note coupled with the Fixed Rate. To the extent that the Maker fails to make any payment in a timely manner or becomes subject to the penalties as outlined herein, any additional amounts of any kind due and owing by Maker to Payee with regard to the Note shall be payable no later than January 31, 2008.

7. FAILURE TO MAKE PAYMENT. Maker hereby acknowledges that the terms and conditions contained in this Note are an accommodation by Payee to Maker and represents a reduction with regard to the principal amount and a reduction in the Fixed Rate from the terms of the First Amended and Restated Note. Maker further agrees that to the extent any payment due by Maker to Payee pursuant to Section 6, is not paid to Payee in full within twenty (20) days of the date stated in Section 6, then the principal balance due at the time of such late payment under this Note shall automatically increase by One Hundred Eighty Four Thousand Two Hundred Twelve Dollars and Twenty Three Cents ($184,212), the amount of the principal reduction agreed to by Maker and Payee in anticipation of entering into this Note

8. PREPAYMENT. The unpaid principal balance of this Note may be prepaid, whole or in part at any time. Amounts prepaid under this Note may not be re-borrowed by Maker.

9. FORM OF PAYMENTS. All amounts owing hereunder shall be payable in lawful money of the United States of America in immediately available funds.

(a) CREDITING OF PAYMENTS. Any payments made hereunder shall be credited first to any accrued charges as described herein then to accrued interest and then to principal. Any accrued and unpaid charges or interest shall be added to the principal on a daily basis and thereafter shall accrue interest at the rate provided herein.

10. REPRESENTATIONS AND WARRANTIES. Maker makes the following representations and warranties, which shall be true, correct, and complete in all respects as of the date hereof and as of any future date on which any amounts are outstanding under this Note:

(a) Location of Chief Executive Office. The chief executive office of Maker is located at Suite 102, 1002 E. University Drive, Phoenix, Arizona 85034.

(b) Due Organization and Qualification. Maker is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified and licensed to do business in that jurisdiction and in each other jurisdiction in which the conduct of its business would require it to be qualified and licensed to do business.

(c) Due Authorization; No Conflict.

(i) The execution, delivery, and performance by Maker of this Note has been duly authorized by all necessary action.

(ii) The execution, delivery, and performance by Maker of this Note does not and will not (i) violate any provision of federal, state, provincial or local law or regulation applicable to it or any order issued by any court or regulatory body having jurisdiction over Maker, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation or material lease, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets, or (iv) require any approval or consent of any Person under any material contractual obligation.

(iii) The execution, delivery, and performance by Maker of this Note does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any federal, state, provincial, foreign, or other Governmental Authority or other Person.

(iv) This Note, and all other documents contemplated hereby, when executed and delivered by Maker will be the legally valid and binding obligations of Maker, enforceable against Maker in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(v) The Liens granted by Maker to Payee in and to its properties and assets pursuant to this Note are validly created, perfected and are first-priority Liens subordinate to no other Liens on such properties and assets.

(d) Litigation. Except for the Hyde litigation, there are no actions or proceedings pending, by or against Maker before any court or administrative agency, and Maker has no knowledge of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Maker.

11. AFFIRMATIVE COVENANTS. Maker covenants and agrees that, until full and final payment of this Note, and unless Payee shall otherwise consent in writing in its sole and absolute discretion, Maker shall do all of the following:

(a) Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against it or any of its properties to be paid in full, before delinquency or before the expiration of any extension period.

(b) No Setoffs or Counterclaims. Make payments hereunder without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

(c) Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a Material Adverse Change.

(d) Leases; Expenses. Pay when due all rents and other amounts payable under any leases to which it is a party or by which its properties and assets are bound. Pay all expenses in accordance with prior customary business practices, which shall include the manner and order of payments.

(e) Financial Information. Keep true and correct financial books and records, using generally accepted accounting principles consistently applied, or such other accounting principles as Payee in its reasonable judgment may find acceptable from time to time. Maker must provide Payee, upon request or demand, within two Business Days of Payee’s request financial statements in form and content acceptable to Payee, including copies of tax returns or any other information concerning Maker’s affairs and properties as Payee may request.

(f) Maintenance of Equipment. Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Other than those items of Equipment that constitute fixtures on the date hereof, Maker shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

(g) Insurance.

(i) At Maker’s expense, keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Maker also maintains business interruption, public liability, product liability and property damage insurance relating to Maker’s ownership and use of the Collateral, as well as insurance against larceny, embezzlement and criminal misappropriation.

(ii) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Payee.

(h) Operation of Business. Operate the Business in a commercially reasonable manner, consistent with the operation of like or similar businesses.

12. NEGATIVE COVENANTS. Maker covenants and agrees that, until full and final payment of this Note, Maker shall not do any of the following without Payee’s prior written consent which, shall not be unreasonably withheld and which shall be deemed given by Payee if Payee fails to object to such action by communicating such objection in any manner to Payee within two (2) Business Days following written notice by Maker to Payee. For the purpose of this Section 12, written notice shall be delivered at the following e-mail address: tim@azcrown.com with a carbon copy to matt@azcrown.com.

(a) Indebtedness. Except for regular and systematic expenses incurred in the ordinary course of business, create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except Indebtedness owing to Payee.

(b) Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom.

(c) Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, amalgamation, arrangement or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(d) Disposal of Assets. Convey, sell, lease, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, any of its properties or assets.

(e) Change Name/Location. Change its name, corporate structure, or identity, or add any new fictitious name or change the state where it is located.

(f) Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person.

(g) Nature of Business. Make any change in the principal nature of its business, including, but not limited to, affiliating with any other organization or Person or entering into a joint venture, strategic partnership or any other relationship with any Person.

(h) Change of Control. Cause, permit, or suffer, directly or indirectly, any change of control in ownership or management of Maker.

(i) Investments. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities (whether debt or equity) of, or other interests in, a Person, (b) loans, advances, capital contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person.

(j) Suspension. Suspend or go out of a substantial portion of its business.

(k) No Prohibited Transactions Under ERISA. Directly:

(i) engage in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(ii) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(iii) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(iv) terminate any Benefit Plan where such event would result in any liability of Maker or any ERISA Affiliate under Title IV of ERISA;

(v) fail to make any required contribution or payment to any Multiemployer Plan;

(vi) fail to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(vii) amend a Plan resulting in an increase in current liability for the plan year such that either of Maker or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(viii) withdraw from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Maker or any ERISA Affiliate in excess of $25,000.

(l) Limitation on Transactions with Affiliates. Enter into any transaction, including without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is in the ordinary course of business and upon fair and reasonable terms no less favorable than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(m) Distributions. Permit any Person to withdraw capital invested in Maker or to receive distributions from Maker in respect of any ownership or equity interest prior to the payment in full of the entire unpaid principal balance of this Note together with all accrued interest and other charges.

(n) Payments to Affiliates. Pay or permit to be paid to any Affiliate, including, without limitation, family members of, any amount, fee, payment or distribution, except a reasonable salary for services rendered to the Business in accordance with the past business practices of Maker and its affiliates.

(o) Use of Funds. Use the funds advanced pursuant to this Note for any personal or non-business purpose.

(p) Personal Funds. Use accounts of the Business to record personal or non-business funds, expenses or transactions, or fund personal expenses through the operations of the Business.

13. EVENTS OF DEFAULT AND REMEDIES. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder, and upon such Event of Default, Payee may, in Payee’s sole and absolute discretion, accelerate this Note by declaring a written notice to Maker that the then entire outstanding principal sum hereof, together with all unpaid interest and other amounts payable hereunder is immediately due and payable and may exercise any and all rights and remedies available at law or in equity, including, without limitation, selling or otherwise disposing of the Collateral as provided under the Uniform Commercial Code. All sums owing under this Note shall be immediately due and payable upon an occurrence of an Event of Default set forth in Section 13(h) hereto:

(a) Nonpayment of principal, interest or other amounts when the same shall become due and payable hereunder;

(b) The failure of Maker to comply with any provision, condition, covenant or agreement of this Note;

(c) The occurrence of any Material Adverse Change in the condition (financial or otherwise) of Maker or any person or entity who is or may become liable herewith;

(d) Any statement, representation or warranty contained herein shall be false;

(e) The occurrence of a default or an event of default after the date hereof under any agreement, note or instrument evidencing any Indebtedness of Maker or under any guarantee relating to any Indebtedness of Maker;

(f) The failure of Maker to comply with any provision of any document, instrument or agreement executed in connection with the Indebtedness evidenced hereby or any security document securing the Indebtedness evidenced by this Note;

(g) The making by Maker or any other person or entity who is or may become liable hereunder of an assignment for the benefit of its creditors; and

(h) The appointment of (or application for appointment of) a receiver of Maker or any other person or entity who is or may become liable hereunder, or the involuntary filing against or voluntary filing by Maker, or any other person or entity who is or may become liable hereunder, of a petition or application for relief under federal bankruptcy law or any similar state or federal law, or the issuance of any writ of garnishment, execution or attachment for service with respect to Maker or any person or entity who is or may become liable hereunder, or any property of Maker or property of any person or entity who is or may become liable hereunder.

14. RIGHTS AND REMEDIES.

(a) Upon the occurrence, and during the continuation, of an Event of Default Payee may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Maker:

(i) Declare all obligations evidenced by this Note, or otherwise, immediately due and payable which shall occur automatically without action by Payee upon an Event of Default specified in Section 13(h);

(ii) Cease advancing money or extending credit to or for the benefit of Maker under any other note or agreement between Maker and Payee;

(iii) Pursue any of Payee’s rights and remedies provided for in this Note, any other agreement with Maker, or any of Payee’s rights and remedies under applicable law;

(iv) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Payee considers advisable and enforce Maker’s rights against the Account Debtors, and in such cases, Payee will credit the obligations owing under this Note with only the net amounts received by Payee in payment of such disputed Accounts after deducting all Payee’s expenses incurred or expended in connection therewith;

(v) Without notice to or demand upon Maker, make such payments and do such acts as Payee considers necessary or reasonable to protect its security interests in the Collateral. Maker agrees to assemble the Collateral if Payee so requires, and to make the Collateral available to Payee as Payee may designate. Maker authorizes Payee to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Payee’s determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to Maker’s owned or leased premises, Maker hereby grants Payee a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Payee’s rights or remedies provided herein, at law, in equity, or otherwise;

(vi) Without notice to Maker (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9-620 of the Arizona Uniform Commercial Code), set off and apply to the obligations under this Note any and all (i) balances and deposits of Maker held by Payee, or (ii) Indebtedness at any time owing to or for the credit or the account of Maker held by Payee;

(vii) Hold, as cash collateral, any and all balances and deposits of Maker held by Payee, to secure the full and final repayment of all of the obligations under this Note;

(viii) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Payee is hereby granted a license or other right to use, without charge, Maker’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any of the Collateral and Maker’s rights under all licenses and all franchise agreements shall inure to Payee’s benefit;

(ix) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Maker’s premises) as Payee determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

(x) Payee shall give notice of the disposition of the Collateral as follows:

• Payee shall give Maker and each holder of a security interest in the Collateral who has filed with Payee a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

• The notice shall be personally delivered or mailed, postage prepaid, to Maker at least 5 Business Days before the date fixed for the sale, or at least 5 Business Days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than a Maker claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Payee;

• If the sale is to be a public sale, Payee shall also give notice of the time and place by publishing a notice one time at least 5 Business Days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(xi) Payee may credit bid and purchase at any public sale; and

(xii) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Maker, which shall be a joint and several obligation. Any excess will be returned, without interest and subject to the rights of third Persons, by Payee to Maker.

(b) The remedies of the holder hereof, as provided in this Note and in any other agreement related to this Note, shall be cumulative and concurrent, and may be pursued singularly, successively or together, at the sole discretion of the holder hereof, and may be exercised as often as occasion therefor shall arise. No act of omission or commission by the holder hereof, including specifically any failure to exercise any right, remedy or recourse provided for hereunder or under applicable law, shall be deemed to be a waiver or release of any right, remedy or recourse, such waiver or release to be effected only through a written document executed by the holder hereof. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of, any subsequent right, remedy or recourse as to a subsequent event.

15. SECURITY. Maker hereby grants to Payee a first position security interest in the following (collectively, the “Collateral”):

(a) the Inventory of Maker; and

(b) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts of Maker, the Company Books of Maker, Equipment of Maker, General Intangibles of Maker, Inventory of Maker, Negotiable Collateral of Maker, goods, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

Maker grants a security interest in the Collateral to secure the payment or performance of following obligations of Maker: (i) Maker’s obligations under this Note; (ii) the repayment of any amounts that Payee may advance or spend for the maintenance or preservation of the Collateral and any other expenditures that Payee may make under the provisions of this Note or for the benefit of Maker; (iii) all amounts owed under any modifications, renewals or extensions of any of the foregoing obligations; (iv) any of the foregoing that arises after the filing of a petition by or against Maker under the Bankruptcy Code, even if the obligations do not accrue because of the automatic stay under Section 362 of the Bankruptcy Code or otherwise.

Maker agrees that, from time to time, Maker shall: (i) execute all documents and take all other actions requested by the Payee to perfect any security interests in connection with this Note, and (ii) execute and record all documents, file additional financing statements, amend any existing financing statements and continuation statements and take any other actions reasonably requested by the Payee to grant a security interest in the Collateral or to perfect, further perfect, evidence or continue the rights, claims or security interest of the Payee with respect to the Collateral, including, without limitation, a pledge agreement.

Maker hereby authorizes Payee to file financing statements covering the Collateral and naming Maker as debtor and Payee as secured party in such jurisdictions as Payee deems appropriate in its sole discretion and hereby authorizes the filing of any such financing statements which may have occurred on or prior to the date hereof.

16. ATTORNEYS’ FEES. In the event of a default under this Note or in the event Payee seeks legal advice in order to enforce the provisions of this Note, Maker agrees to pay all attorneys’ fees incurred by Payee. If any action is brought to enforce or interpret the provisions of this Note, the prevailing party shall be entitled to a reasonable sum for attorneys’ fees.

17. GOVERNING LAW AND SEVERABILITY. This Note is made pursuant to, and shall be construed and governed by, the laws of the State of Arizona. If any provision of this Note is construed or interpreted by a court of competent jurisdiction to be void, invalid or unenforceable, such decision shall affect only those provisions so construed or interpreted and shall not affect the remaining provisions of this Note.

18. TIME OF ESSENCE. Time is of the essence of this Note and each and every provision hereof.

19. PAYMENT WITHOUT OFFSET. Principal and interest shall be paid without setoff, counterclaim or other deduction of any nature.

20. ASSIGNMENT. Payee or other holder of this Note may assign all or a portion of its rights, title and interest in this Note to any person, firm, corporation or other entity without the consent of Maker. Maker shall not assign any of its rights or obligations under this Note without the express written consent of Payee, which consent may be granted or withheld in Payee’s sole discretion.

21. RELATIONSHIP. The relationship of the parties hereto is that of borrower and lender and it is expressly understood and agreed that nothing contained in this Note shall be interpreted or construed to make Maker and Payee partners, joint venturers or participants in any other legal relationship except for borrower and lender.

22. WAIVER. Except as set forth in this Note, to the extent permitted by applicable law, Maker, and each person who is or may become liable hereunder, waives and agrees not to assert demand, diligence, grace, presentment for payment, protest, notice of nonpayment, nonperformance, extension, dishonor, maturity, protest and default. Payee may extend the time for payment of or renew this Note, release any party from liability hereunder, and any such extension, renewal, release or other indulgence shall not alter or diminish the liability of Maker or any other person or entity who is or may become liable on this Note except to the extent expressly set forth in a writing evidencing or constituting such extension, renewal, release or other indulgence.

23. HEADINGS. The subject headings of the paragraphs of this Note are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

24. NO WAIVER BY PAYEE. No delay or failure of Payee in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude further exercise thereof.

25. AMENDMENTS. No amendment, modification, change, waiver, release or discharge hereof and hereunder shall be effective unless evidenced by an instrument in writing and signed by the party against whom enforcement is sought.

26. BINDING NATURE. The provisions of this Note shall be binding upon Maker and the heirs, personal representatives, successors and assigns of Maker, and shall inure to the benefit of Payee and any subsequent holder of all or any portion of this Note, and their respective successors and assigns.

27. EVIDENCE OF INDEBTEDNESS. This Note and the records of the Payee shall conclusively evidence the principal amount outstanding, and any accrued interest thereon, pursuant hereto.

28. NOTICE TO PAYEE. Maker shall give prompt written notice to the Payee of any fact that would prohibit the making of any payment required to be made hereunder. Notwithstanding this provision or any other provision in this Note, the Payee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment required to be made hereunder unless the Payee shall have received such notice thereof; and, prior to the receipt of any such written notice, the Payee shall be entitled in all respects to assume that no such facts exist.

29. SAVINGS CLAUSE. Maker understands and believes that the terms and conditions of this Note comply with the laws of the State of Arizona, including the usury laws; however, if any interest or other charges in connection with this lending transaction are ever determined to exceed the maximum amount permitted by law, then Maker agrees that: (a) the amount of interest or charges payable pursuant to this lending transaction shall be reduced to the maximum amount permitted by law; and (b) any excess amount previously collected from Maker in connection with this transaction that exceeded the maximum amount permitted by law, will be credited against the principal balance then outstanding hereunder. If the outstanding principal balance hereunder has been paid in full, the excess amount paid will be refunded to Maker as directed by Maker.

30. DEFINITIONS AND CONSTRUCTION. Any term used in the Uniform Commercial Code and not defined in this Note has the meaning given to the term in the Uniform Commercial Code. Capitalized terms not defined elsewhere in this Note shall have the following definitions:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Accounts” has the meaning assigned thereto in the Uniform Commercial Code of the applicable jurisdiction with respect to Maker.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, including, without limitation, any Person who is in any way related by blood or by marriage to such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Maker or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Business” shall mean the business of Maker.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Chattel Paper” has the meaning assigned thereto in the Uniform Commercial Code of the applicable jurisdiction with respect to Maker.

“Collateral” has the meaning set forth in Section 15 hereto.

“Company Books” means, with respect to Maker, all of Maker’s books and records including: ledgers; records indicating, summarizing, or evidencing Maker’s properties or assets (including the Collateral of Maker) or liabilities; all information relating to Maker’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Equipment” means, with respect to Maker, all of Maker’s present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of Maker in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Maker under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Maker under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Maker is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Maker and whose employees are aggregated with the employees of Maker under IRC Section 414(o).

“General Intangibles” means, with respect to Maker, all of Maker’s present and future general intangibles, including any payment intangibles, and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, with respect to Maker: (a) all obligations of Maker for borrowed money, (b) all obligations of Maker evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Maker in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Maker under capital leases, (d) all obligations or liabilities of others secured by a Lien on any property or asset of Maker, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Maker guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Maker) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

“Inventory” has the meaning assigned thereto in the Uniform Commercial Code of the applicable jurisdiction with respect to Maker.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting real property.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Maker, taken as a whole, or (b) the material impairment of Maker’s ability (or any guarantor under any guarantee related to this Note) to perform its obligations under any agreements, notes or instruments applicable to it or of Payee to enforce the obligations under this Note or any guarantee related to this Note or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Payee would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Payee’s Liens with respect to the Collateral.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Maker or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Negotiable Collateral” means, with respect to Maker, all of Maker’s present and future letters of credit, notes, drafts, instruments, investment property, security entitlements, securities, documents, personal property leases (wherein Maker is the lessor), chattel paper, and the Company Books of Maker relating to any of the foregoing.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by Maker or with respect to which Maker may incur liability.

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IN WITNESS WHEREOF, a duly authorized representative of Maker has executed this Promissory Note and Security Agreement as of the date set forth above.

MAKER:

LOW PRICE.COM, INC.

By:
Name:
Its:

ACKNOWLEDGED AND AGREED TO:

HEXAGON FINANCIAL, LLC

By: /s/Anchor Management, LLC
Its: Manager

By:/s/ Matthew Gallaher
Name:  Matthew Gallaher
Title:  Chief Financial Officer